As filed with the Securities and Exchange Commission on August 25, 2026

Registration No. 333-292385

Registration No. 333-291612

Registration No. 333-282022

Registration No. 333-275576

Registration No. 333-266400

Registration No. 333-262660

Registration No. 333-259198

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-292385

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-291612

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-282022

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-275576

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-266400

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-262660

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-259198

UNDER

THE SECURITIES ACT OF 1933

ZEROSTACK CORP.

(Exact name of Registrant as specified in its charter)

Texas	98-1956033
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2626 Cole Ave, Suite 300, Dallas, Texas	75204
(Address of Principal Executive Offices)	(Zip Code)

2022 Incentive Compensation Plan, as amended on June 6, 2023, August 14, 2024, June 30, 2025, December 19, 2025 and July 20, 2026

ZeroStack Corp. Stock Option Plan

(Full Title of the Plans)

C T Corporation System
1999 Bryan Street, Suite 900
Dallas, TX 75201-3136

(Name and address of agent for service)

(214) 979-1172

(Telephone number, including area code, of agent for service)

Copies to:

Richard Raymer

Nicholas Arruda

Toronto-Dominion Centre

66 Wellington St. W, Suite 3400

Toronto, ON M5K 1E6, Canada

Telephone: (416) 367-7388

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On August 18, 2026 at 4:05 p.m. Eastern Daylight Time (the "Effective Date"), ZeroStack Corp. (the "Company" or the "Registrant") changed its jurisdiction of incorporation from the Province of Ontario, Canada, to the State of Texas pursuant to a plan of conversion (the "Continuance"). The Continuance was approved by the Company's shareholders in accordance with the corporate laws of Ontario, Canada at an annual and special meeting of shareholders held on July 20, 2026. As a result of the Continuance, among other things, the affairs of the Registrant ceased to be governed by the Business Corporations Act (Ontario) and became subject to the Texas Business Organizations Code, as amended (the "TBOC"); the articles of incorporation of the Company, as amended, that were in effect immediately prior to the Continuance were replaced by a new certificate of formation (the "Certificate of Formation") filed with the Secretary of State of the State of Texas and filed as Exhibit 4.1 to these Amendments (as defined below) and the plan of conversion; Bylaw No. 1-A of the Company that was in effect immediately prior to the Continuance was replaced by the Registrant's Texas bylaws filed as Exhibit 4.2 to these Amendments (the "Texas Bylaws"); and each common share, no par value, of the Registrant as an Ontario Corporation was converted into a share of common stock, par value $0.0001 per share, of the Registrant as a Texas corporation (the "Common Stock"). As a result of the Continuance and the change in the Company's jurisdiction of incorporation, the Company, now as a Texas corporation, is the successor issuer of the Company, previously as an Ontario corporation, under Rule 12g-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

Pursuant to Rule 414 under the Securities Act of 1933, as amended (the "Securities Act"), on the date hereof the Registrant is filing these Post-Effective Amendments (the "Amendments") to the following Registration Statements on Form S-8 of the Registrant (collectively, the "Registration Statements"), solely to reflect the change in the Registrant's jurisdiction of incorporation as a result of the Continuance or as necessary to keep the Registration Statements from being misleading in any material respect:

  Registration Statement on Form S-8 (No. 333-292385), filed with the Securities and Exchange Commission (the "SEC") on December 23, 2025;
  Registration Statement on Form S-8 (No. 333-291612), filed with the SEC on November 18, 2025;
  Registration Statement on Form S-8 (No. 333-282022), filed with the SEC on September 10, 2024;
  Registration Statement on Form S-8 (No. 333-275576), filed with the SEC on November 15, 2023;
  Registration Statement on Form S-8 (No. 333-266400), filed with the SEC on July 29, 2022;
  Registration Statement on Form S-8 (No. 333-262660), filed with the SEC on February 11, 2022; and
  Registration Statement on Form S-8 (No. 333-259198), filed with the SEC on August 31, 2021.

Pursuant to Rule 414(d) under the Securities Act, the Registrant expressly adopts the Registration Statements, as modified by these Amendments, as its own for all purposes of the Securities Act and the Exchange Act as a result of the Continuance.

The registration fees were paid at the time of filing of the Registration Statements. Because no additional securities are being registered, no further registration fee is required.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from these Amendments in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 have been or will be delivered to the participants in the plan covered by the Registration Statements as adopted by these Amendments as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the SEC either as part of these Amendments or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the SEC by the Registrant are hereby incorporated herein by reference:

(a) the Registrant's Annual Report on Form 10-K for the year ended December 31, 2025;

(b) the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2026;

(c) the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2026;

(d) the Registrant's Form S-4 Registration Statement (File No. 333-296686), as amended and supplemented, including the Final Proxy Statement/Prospectus filed pursuant to Rule 424(b)(3) with the SEC on June 17, 2026;

(e) the Registrant's Current Reports on Form 8-K filed with the SEC on January 6, 2026, January 29, 2026, March 31, 2026, May 6, 2026, July 20, 2026, July 23, 2026,  August 18, 2026, August 19, 2026 and August 21, 2026; and

(f) The description of the shares of Common Stock contained Form 8-K12B, as filed with the SEC on August 18, 2026.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof (except for any portions of the Registrant's Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the SEC) and prior to the filing of a post-effective amendment hereto indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under the TBOC, the certificate of formation of a corporation may provide that a director or officer of the corporation is not liable, or is liable only to the extent provided by the certificate of formation, to the corporation or its shareholders for monetary damages for an act or omission by the person in the person's capacity as a director or officer. However, the TBOC does not authorize elimination or limitation of liability to the extent the director or officer is found liable under applicable law for:

  any breach of the director's or officer's duty of loyalty to the corporation or its shareholders;

  any act or omission not in good faith that constitutes a breach of duty of the director or officer to the corporation or that involves intentional misconduct or a knowing violation of law;
  any transaction from which the director or officer receives an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's duties; or
  an act or omission for which the liability of the director or officer is expressly provided by an applicable statute.

The Certificate of Formation provides that, to the fullest extent permitted by the TBOC from time to time, the Registrant's directors and officers are not liable to the Registrant or its shareholders for monetary damages for an act or omission by any such person in such person's capacity as a director or officer.

The TBOC provides that a corporation must indemnify a director or former director against reasonable expenses actually incurred by the person in connection with a proceeding in which the person is a respondent because the person is or was a director, or is or was serving as a representative of another enterprise or organization or an employee benefit plan while serving as a director, if the director or former director is wholly successful, on the merits or otherwise, in the defense of the proceeding. If a court determines that a director, former director or representative is entitled to indemnification, the court will order indemnification by the corporation and award the person expenses incurred in securing the indemnification. The TBOC also permits corporations to indemnify present or former directors where indemnification is not mandated by the TBOC; however, such permissive indemnification is subject to certain limitations and the director satisfying specified standards of conduct. The TBOC also provides that officers must be indemnified to the same extent as directors are required to be indemnified under the TBOC and that a court may also order indemnification under various circumstances. In addition, the TBOC permits indemnification in certain circumstances in which the Registrant would not otherwise have the power to do so under the provisions of the TBOC or the Registrant's charter or bylaws if that indemnification is approved by the Registrant's shareholders.

The Certificate of Formation provides that, to the fullest extent permitted by the TBOC, the Registrant shall have the power to indemnify any person made or threatened to be made a party to a proceeding by reason of the fact that he or she is or was a director, officer, employee, agent or other representative of the Registrant, any predecessor of the Registrant or any subsidiary or affiliate of the Registrant, or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Registrant or any predecessor to the Company.

The Texas Bylaws provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any proceeding by reason of the fact that such person is or was a director or officer of the Registrant or, while serving as a director or officer of the Registrant, is or was serving at the request of the Registrant as a director, officer, employee, agent or other representative of another corporation or other enterprise or organization, whether the basis of such proceeding is alleged action in an official capacity as a director or officer of the Registrant or in any other capacity while serving as a director or officer of the Registrant, shall be indemnified and held harmless by the Registrant to the fullest extent permitted by the TBOC against all expenses, liability and loss reasonably incurred by such indemnitee in connection therewith, and such indemnification shall continue as to an indemnitee who has ceased to be a director or officer of the Company and shall inure to the benefit of the indemnitee's heirs, executors and administrators. The Texas Bylaws also provide that the audit committee of the Registrant's board of directors may, but is not required to, cause the Registrant to pay expenses incurred in defending any such proceeding in advance of its final disposition, provided that, if the TBOC requires, expenses shall be advanced only after delivery to the Registrant of (a) a written affirmation of the indemnitee's good faith belief that the indemnitee has met the standard of conduct necessary for indemnification under the TBOC and (b) a written undertaking to repay all amounts so advanced if it is ultimately determined by final judicial determination that such indemnitee has not met the standard necessary for indemnification under the TBOC.

To the extent that indemnification for liabilities arising under the Securities Act may be permitted to the Registrant's directors, officers and controlling persons, the Registrant has been advised that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

The TBOC permits the Registrant to purchase insurance on behalf of existing or former officers, employees, directors or agents against any liability asserted against and incurred by that person in such capacity, or arising out of that person's status in such capacity. Pursuant to this authority, the Registrant maintains such insurance for the officers, employees, directors and agents of the Registrant and its subsidiaries.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Certificate of Formation of ZeroStack Corp., dated August 18, 2026 (incorporated by reference to Exhibit 3.1 of the Company’s Form 8-K filed with the SEC on August 18, 2026.

4.2	Bylaws of ZeroStack Corp. (incorporated by reference to Exhibit 3.2 of the Company’s Form 8-K filed with the SEC on August 18, 2026.

4.3	ZeroStack Corp. 2022 Incentive Compensation Plan, as amended on June 6, 2023, August 14, 2024, June 30, 2025, December 19, 2025 and July 20, 2026 (incorporated by reference to Exhibit 4.1 of the Company's Form 8-K filed with the SEC on July 20, 2026).

4.4	ZeroStack Corp. Stock Option Plan (incorporated by reference to Exhibit 6.16 of ZeroStack Corp.'s Form 1-A, filed with the SEC on October 10, 2019).

5.1*	Opinion of Dorsey & Whitney LLP.

23.1*	Consent of Davidson & Company LLP, independent registered certified public accounting firm (PCAOB ID# 731).

23.2*	Consent of Dorsey & Whitney LLP (contained in legal opinion filed as Exhibit 5.1).

24.1*	Powers of Attorney (included on the signature page to this Registration Statement).

* Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statements:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statements. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Filing Fee Tables" or "Calculation of Registration Fee" table, as applicable, in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statements or any material change to such information in the Registration Statements;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statements.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statements shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, Texas, on this 25th day of August, 2026.

ZeroStack Corp.

By:	/s/ Dany Vaiman
Name: Dany Vaiman
Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Daniel Reis-Faria and Dany Vaiman and each of them, with full power of substitution and full power to act without the other, his or her true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Daniel Reis-Faria	Chief Executive Officer and Director (Principal Executive Officer)	August 25, 2026
Daniel Reis-Faria

/s/ Dany Vaiman	Chief Financial Officer (Principal Financial and Accounting Officer)	August 25, 2026
Dany Vaiman

/s/ Michael Heinrich	Executive Chairman and Director	August 25, 2026
Michael Heinrich

/s/ Edward Woo	Director	August 25, 2026
Edward Woo

/s/ Manfred Leventhal	Director	August 25, 2026
Manfred Leventhal

/s/ Laurence Zeifman	Director	August 25, 2026
Laurence Zeifman